As filed with the Securities and Exchange Commission on August 8, 2007

Registration No. 333-___________

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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GEORESOURCES, INC.

(Exact name of registrant as specified in its charter)

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Colorado	84-0505444
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

110 Cypress Station Drive, Suite 220

Houston, Texas 77090

(281) 537-9920

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Amended and Restated 2004 Employees’ Stock Incentive Plan

(Full title of the plan)

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Frank A. Lodzinski, Chief Executive Officer

110 Cypress Station Drive, Suite 220

Houston, Texas 77090

(281) 537-9920

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________

The Commission is requested to send copies of all communications to:

Reid A. Godbolt, Esq.

Jones & Keller, P.C.

World Trade Center

1625 Broadway, 16th Floor

Denver, Colorado 80202

Telephone: (303) 573-1600

Facsimile: (303) 573-0769

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum offering price	Amount of registration fee

2004 Amended and Restated Employees’ Stock Incentive Plan - Common Stock, $0.01 Par Value	2,000,000(1)	$5.99(2)	$11,980,000(2)	$367.79

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of interests to be offered or sold pursuant to the employee benefit plans described herein or as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)

Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended.  Such documents are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file with the Commission at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at www.sec.gov.

We have filed with the Commission a registration statement on Form S-8 relating to the securities covered by this prospectus and any prospectus supplement.  This prospectus is a part of the registration statement and does not contain all the information in the registration statement.  Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the Commission’s public reference room in Washington, D.C., as well as through the Commission’s Internet site.

The Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Commission will automatically update and supersede such information. The following documents filed with the Commission are hereby incorporated by reference into this prospectus:

      (a)

Our Annual Report on Form 10-KSB for the Year Ended December 31, 2006, filed on April 2, 2007, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)

Our Proxy Statement on Schedule 14A filed on February 23, 2007;

(c)

Our Current Report on Form 8-K, Filed on February 23, 2007;

     (d)

Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed on May 11, 2007;

(e)

Our Current Report on Form 8-K, filed on April 23, 2007 and as amended on June 22, 2007;

(f)

Our Current Report on Form 8-K, filed on May 31, 2007;

(g)

Our Current Report on Form 8-K, filed on July 10, 2007; and

(h)

Our Current Report on Form 8-K, filed on July 20, 2007;

In addition, all documents which we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will be deemed to be incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we filed with the Commission. Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to the Secretary, GeoResources, Inc., 110 Cypress Station Drive, Suite 220, Houston, Texas 77090; telephone (281) 537-9920.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The validity of the common stock being offered from time to time under this prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado.  Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns 12,753 shares of our common stock held of record by a limited liability company he owns jointly with his spouse.

Item 6.  Indemnification of Directors and Officers

Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if: (i) in their Official Capacities (as defined by this statute), they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the company; (ii) in all other cases, their conduct was at least not opposed to the company’s best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.

Our Articles of Incorporation limit the liability of directors to the fullest extent provided by Colorado law.

Our Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

5.1      Opinion of Jones & Keller, P.C. regarding the legality of the common stock being registered*

23.1    Consent of Richey, May & Co., LLP*

23.2    Consent of Grant Thornton LLP*

23.3    Consent of Burdick Meritt & Associates, P.C.*

23.4    Consent of Jones & Keller, P.C. (included in Exhibit 5.1 filed herewith)

24.1    Power of Attorney (included on signature page of this registration statement)

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* Filed herewith.

Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Houston, Texas, on August 8, 2007.

GEORESOURCES, INC.

By:  /s/  Frank A. Lodzinski

Frank A. Lodzinski, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers or directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Frank A. Lodzinski and Howard E. Ehler, attorneys-in-fact in their names, place, and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated: August 8, 2007

/s/ Frank A. Lodzinski	/s/ Scott R. Stevens

Frank A. Lodzinski, Principal Executive Officer and Chairman of the Board	Scott R. Stevens, Director

/s/ Collis P. Chandler, III	/s/ Michael A. Vlasic

Collis P. Chandler, III, Director	Michael A. Vlasic, Director

/s/ Christopher W. Hunt	/s/ Nick Voller

Christopher W. Hunt, Director	Nick Voller, Director

/s/ Jay F. Joliat	/s/ Howard E. Ehler
Jay F. Joliat, Director	Howard E. Ehler, Principal Financial Officer and Principal Accounting Officer

EXHIBIT INDEX

EXHIBIT

NUMBER DESCRIPTION

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5.1      Opinion of Jones & Keller, P.C. regarding the legality of the common stock being registered*

23.1    Consent of Richey, May & Co., LLP*

23.2    Consent of Grant Thornton LLP*

23.3    Consent of Burdick Meritt & Associates, P.C.*

23.4    Consent of Jones & Keller, P.C. (included in Exhibit 5.1 filed herewith)

24.1    Power of Attorney (included on signature page of this registration statement)

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*Filed herewith